Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

February 22, 2007

MIDWEST AIR GROUP BOARD OF DIRECTORS
REPLIES TO LETTER FROM AIRTRAN’S LEONARD

Milwaukee, February 22, 2007 – The board of directors of Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today sent the following response to Joseph B. Leonard, chairman and chief executive officer of AirTran Holdings, Inc. (NYSE: AAI), in reply to Leonard’s letter of February 19, 2007 to the board.

Mr. Joseph B. Leonard

Chairman and Chief Executive Officer

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, FL  32827

Dear Mr. Leonard:

We, the independent directors of Midwest Air Group, acknowledge receipt of your letter dated February 19, 2007. Despite its length, your letter contained little or no new information of value. As a result, we continue to believe that your offer is inadequate, and that Midwest shareholders should reject the offer and not tender their shares for the reasons outlined in our January 25 14D-9 filing.

We have engaged in a deliberate and thoughtful process to evaluate your offer. Please be assured that each of us is fully informed of all aspects of the offer and stands without reservation behind the efforts of our Chairman and Chief Executive Officer, Timothy Hoeksema, and our very capable Midwest management team.

In regard to our annual meeting of shareholders, please be advised that we plan to hold it in accordance with our bylaws and Wisconsin law.

Sincerely,

/s/ John F. Bergstrom

/s/ Elizabeth T. Solberg

/s/ James R. Boris

/s/ Richard H. Sonnentag

/s/ Ulice Payne, Jr.

/s/ Frederick P. Stratton, Jr.

/s/ Samuel K. Skinner

/s/ David H. Treitel

- MORE -

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 49 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.

Important Additional Information

The Board of Directors of Midwest (“Board of Directors”) will be soliciting proxies for use at the 2007 Annual Meeting of Shareholders, or at any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting. Midwest will be filing a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with this solicitation of proxies for the 2007 Annual Meeting (the “2007 Proxy Statement”). Promptly after filing the definitive 2007 Proxy Statement with the SEC, Midwest will mail the 2007 Proxy Statement and a WHITE Proxy Card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Goldman, Sachs & Co., financial advisors to Midwest, may also solicit proxies, although no additional consideration will be paid in connection with any such solicitation. In addition, directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 19, 2006 is contained in Midwest’s proxy statement for its 2006 Annual Meeting of Stockholders, dated as of March 23, 2006 (the “2006 Proxy Statement”). Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement (when filed), the 2006 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.

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